EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 11, 2020 (the “Effective Date”), states our agreement with respect to the employment of Brian Harper (“you”) by RPT Realty, Inc., a Michigan corporation (together with any such other entity as may be designated by the Trust to serve as your employer pursuant to this Agreement from time to time that either is the Trust or a subsidiary of the Trust, the “Employer”), which is a subsidiary of RPT Realty, a Maryland real estate investment trust (the “Trust”). You and the Trust are parties to an Employment Agreement dated April 4, 2018 (the “Prior Agreement”), and you and the Trust desire to enter into this Agreement to supersede the Prior Agreement as of the Effective Date.

1.Your Employment Duties and Responsibilities. During the “Term” (as defined in paragraph 2 below), you will be employed by the Employer and will serve as the Chief Executive Officer and President of the Trust. You will devote substantially all of your full working time and attention, as well as your best efforts, to such position. You will report to the Board of Trustees of the Trust (the “Board”) and will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of the Chief Executive Officer and President of a publicly traded real estate investment trust. You currently serve as a member of the Board, and you agree to serve as a member of the Board during the Term. Throughout this Agreement, references to your employment by the “Trust” shall be deemed to refer to your employment by the Employer and references to employment practices, policies, procedures, benefits and other similar matters of or provided by the “Trust” shall be deemed to refer to or include, as applicable, such practices, policies, procedures, benefits and other similar matters of or provided by the Employer.

2.Term. The term of this Agreement shall commence on the Effective Date and will continue, subject to the termination provisions set forth in paragraph 5 below, through June 30, 2025 (the “Current Term”). The Current Term shall automatically be extended for successive one-year periods (each, a “Renewal Term”), unless either party gives the other party written notice of non-renewal at least 90 days prior to the expiration of the Current Term or then current Renewal Term, as applicable. In addition, in the event that a Change in Control occurs within 24 months prior to the scheduled expiration of the Current Term or a Renewal Term, you may elect, by written notice to the Trust within 30 days after the Change in Control, to extend the expiration of the Current Term or then current Renewal Term until the date that is 24 months after such Change in Control. The period of your employment hereunder consisting of the Current Term and all Renewal Terms, if any, is herein referred to as the “Term.” In the event you terminate your employment under this Agreement other than in accordance with paragraph 5(e), you will give the Trust at least 60 days prior written notice of your resignation during the Term.

3.Compensation
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(a)Your initial base salary will be at the annual rate of $775,000 (if and as increased from time to time, your “Base Salary”) payable in accordance with the Trust’s standard payroll procedures and subject to applicable withholding; provided that, for 2020, your Base Salary shall be reduced by 40% for all pay periods beginning on or after May 8, 2020 and ending on December 27, 2020 (the “Salary Reduction”); but, provided further, that for purposes of your rights under this Agreement, including without limitation paragraphs 3(b), 5 and 6 below, and any employee benefits provided by the Trust under any applicable plan determined, in each case, by reference to your Base Salary, your Base Salary shall be deemed to be and have been $775,000 during the Salary Reduction Period. Your Base Salary will be reviewed and may be adjusted by the Compensation Committee of the Board annually on a time frame consistent with the review of other executive officers, but in no event will your Base Salary be lower than your initial Base Salary without giving effect to the Salary Reduction.

(b)You will also be eligible to participate in the Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust. Your STIP target potential (“STIP Target”) will be 125% of your Base Salary at the start of such year. Any STIP amount earned for a calendar year will be paid to you on or before March 15 of the following calendar year, provided that you are still actively employed by the Trust on the payment date.

(c)You will also be eligible to participate in the Long Term Incentive Plan (“LTIP”) generally available to executive officers of the Trust. Your LTIP target award (“LTIP Target”) will not be less than $3,000,000 beginning in 2021. To the extent that the Trust’s shareholder approved incentive plan limits the shares that can be issued to you, awards shall be settled in cash.

(d)In addition to, and separate from, the STIP award and LTIP award opportunities set forth in paragraph 3(b) and (c) above, you will also be entitled to a grant of that number of restricted common shares of beneficial interest in the Trust equal to the sum of $1,500,000 divided by the closing price of such shares on the Effective Date, which restricted shares will vest in full on June 30, 2025, the last day of the Current Term, subject to your continued employment with the Trust or one of its subsidiaries through such date (the “Extension Award”). The terms and conditions of the Extension Award will be as set forth in an award agreement (the terms of which will not be inconsistent with the terms of this Agreement).

4.Employee and Fringe Benefits
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(a)In addition to your other compensation and subject to the terms and conditions of such employee benefit and fringe benefit plans, during the Term you will be entitled to receive from the Trust the same employee benefits, including but not limited to 401(k) plan, medical, dental, disability and life insurance and fringe benefits, as are generally made available from time to time to other executive officers of the Trust. In addition, during the Term your appropriate business expenses incurred on behalf of the Trust will be reimbursed in accordance with the Trust’s policies and procedures. You will be entitled to at least four (4) weeks of paid vacation annually, plus, if applicable, such paid holidays, sick leave (if any) and personal days (if any) as the Trust may provide for in its policies. During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust. Finally, with respect to any liabilities or claims asserted against you in your capacity as an officer or trustee of the Trust, you will be covered by the indemnification and liability insurance coverages referred to in paragraph 10(h) below. In connection with any such asserted liabilities and claims, you will also have the right to the advancement by the Trust to you of legal fees and expenses on the same basis and to the same extent as any other executive officer or trustee of the Trust. The Trust may not materially reduce the benefits provided in this paragraph 4(a) during the two (2) year period following a Change in Control.

(b)You will be responsible for payment of any applicable employee taxes on the compensation and benefits provided to you by the Trust.

5.Termination
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(a)Death. Your employment will terminate immediately upon your death.

(b)Disability. Your employment will terminate upon your receipt of written notice of termination due to Disability. For purposes of this Agreement, “Disability” will mean total and permanent disability, as defined under the Trust’s long-term disability plan, which definition will be conclusive and binding, or, if no such plan is then in effect, it will mean any long-term disability or incapacity which (x) renders you unable, with or without reasonable accommodation, to substantially perform your duties hereunder for one hundred eighty (180) days during any 12-month period or (y) is reasonably predicted to render you unable, with or without reasonable accommodation, to substantially perform your duties for one hundred eighty (180) days during any 12-month period based upon the opinion of a physician mutually agreed on by the Trust and you (or your representative in the event of your incapacity). For clarity, the parties agree that your employment cannot be terminated by the Trust due to Disability unless and until you have met all of the requirements to be paid disability benefits under the Trust’s applicable long-term disability plan, if any such plan is then in effect.

(c)With Cause. The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause. Such termination will be effective immediately upon such written notice or following any applicable cure period. For purposes of this Agreement, termination of your employment for “Cause” means termination of your employment by the Board for: (i) your conviction of a felony or misdemeanor involving moral turpitude; (ii) embezzlement, misappropriation of property of the Trust or any of its subsidiaries or other acts of dishonesty or fraud in connection with your employment; (iii) action by you consisting of willful malfeasance or gross negligence, having a material adverse effect on the Trust; (iv) willful neglect of significant job responsibilities that, if curable, is not promptly cured after written notice; (v) willful or gross misconduct; or (vi) material willful breach of or your duties of good faith or loyalty to the Trust that, if curable, is not promptly cured after written notice.

(d)Change in Control. If your employment is terminated by the Trust without Cause or you terminate your employment with Good Reason (as defined below) prior to expiration of the Term and within 24 months after a Change in Control (as defined below), the provisions of paragraph 6(d) below will apply. The term “Change in Control” means:

(i)on or after the date of execution of this Agreement, any person (which, for all purposes hereof, will include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group of two or more Persons acting in concert becomes the beneficial owner, directly or indirectly, of securities of the Trust representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 40% or more of the combined voting power of the Trust’s then outstanding securities; provided that for the purposes of this Agreement (A) “voting power” means the right to vote for the election of trustees, and (B) any determination of percentage of combined voting power will be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

(ii)a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an “Event”), in each case, in respect of which the beneficial owners of the outstanding Trust’s voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Trust and any resulting parent entity of the Trust in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Trust voting securities; or

(iii)an Event involving the Trust as a result of which 40% or more of the members of the board of trustees of the parent entity of the Trust or the Trust are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Trust of an intention to effect the Event; or

(iv)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.

(e)Good Reason. You may terminate your employment for Good Reason. The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent:

(i)any substantial diminution in your authority, duties, or responsibilities as stated above;

(ii)any material reduction in your Base Salary (other than the Salary Reduction), your target 125%-of-Base-Salary STIP award opportunity or your target $3,000,000 LTIP award opportunity or, following a Change in Control, any material reduction in your Base Salary rate, target STIP award opportunity or target LTIP award opportunity from the most recent Base Salary rate (without giving effect to the Salary Reduction) and target STIP and LTIP award opportunities in effect immediately prior to the Change in Control;

(iii)a material breach by the Trust of any of its material obligations under this Agreement; or

(iv)following a Change in Control, any relocation of the Trust’s principal executive offices outside of a 75 mile radius from their prior location;
provided that no termination will be deemed to be for Good Reason hereunder unless (i) you provide written notice to the Trust identifying the applicable condition(s) constituting Good Reason within 90 days after the initial existence of such condition(s), (ii) the Trust fails to remedy such condition(s) prior to the end of a cure period extending until the end of the 30th day after the Trust receives such notice, and (iii) you terminate your employment as a result of such failure within 30 days after the end of such cure period.

(f)Resignation. Upon the termination of your employment with the Trust for any reason, you shall be deemed to resign (i) from the Board (unless otherwise agreed by you and the Trust) and the board of trustees or directors of any subsidiary of the Trust and/or any other board to which you have been appointed or nominated by or on behalf of the Trust, and (ii) from any position with the Trust or any subsidiary of the Trust, including, but not limited to, as an officer, director and trustee of the Trust and any of its subsidiaries. Promptly upon request by the Trust, you agree to provide any written confirmation of such resignation as is reasonably requested by the Trust.

6.Termination Benefits
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(a)The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust. Under any and all circumstances of termination, you will be entitled to receive (i) payment for reimbursement of business expenses incurred by you but not reimbursed prior to termination, in accordance with the Trust’s expense reimbursement policies, in one lump sum within the 30-day period following the date of your termination of employment, (ii) any unpaid portion of your Base Salary under paragraph 3(a) above through the date of termination, payable pursuant to and in accordance with the Trust’s normal payroll procedures and (iii) any amounts accrued and due under the Trust’s benefit plans through the date of termination payable pursuant to and in accordance with the terms and conditions of such plans (the “Accrued Benefits”). The Trust may withhold from any payments made under this paragraph 6 (or any other provision of this Agreement) all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

(b)If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term and paragraph 6(d) does not apply, you will be entitled to the Accrued Benefits. In addition, subject to the execution and non-revocation of a general release and waiver in favor of the Trust (the “Release”) in a commercially reasonable form acceptable to the Trust, you will be entitled to (i) any earned but not yet paid STIP awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such awards; provided, that payment for any STIP award for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date, (ii) a pro rata portion of your STIP award for the year of termination calculated based on actual performance, payable when such STIP awards are paid to other similarly situated executives, in the normal course consistent with past practice, (iii) an amount equal to one and one-half (1.5) times the sum of your annual Base Salary and annual STIP award (calculated based on the average STIP award for your previous two most recently completed bonus years for which bonus determinations have already been communicated) payable in equal monthly installments for a period of eighteen (18) months following the date of your termination of employment with the Trust (the “Termination Date”), (iv) the following treatment with respect to the restricted shares, restricted share units, performance shares or other equity or equity-based awards granted to you by Trust or any of its subsidiaries in connection with your employment (collectively, the “Equity Awards”): (A) immediate vesting of a number of the unvested restricted shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement equal to the lesser of (I) 97,886 shares or (II) all of such restricted shares that remain unvested, (B) to the extent such termination occurs prior to December 31, 2020 (which is the end of the applicable performance period), immediate vesting and settlement/pay out, at target, of 293,657 of the performance shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement, (C) immediate vesting of the Extension Award in full and (D) with respect to all other Equity Awards, treatment in accordance with the terms of such Equity Awards, and (v) reimbursement for you and your eligible dependents on a monthly basis for your COBRA payments for health benefits for a period of up to eighteen months, provided, however, that if you obtain new full-time employment (other than self-employment) during the 18-month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to reimburse any COBRA premiums will cease at the end of the month in which you become eligible for coverage under the new employer’s group health plan.

(c)If your employment is terminated during the Term because of your death or Disability, you will receive the Accrued Benefits. In addition, subject to the execution and non-revocation of the Release, you (or your estate) will be entitled to (i) any earned but not yet paid STIP awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such awards; provided, that payment for any STIP award for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date, (ii) a pro-rata portion of your STIP award for the year of termination based on actual performance, payable when such STIP awards are paid to other similarly situated executives, in the normal course consistent with past practice, (iii) an amount equal to one and one-half (1.5) times the sum of your annual Base Salary and annual STIP award (calculated based on the average STIP award for your previous two most recently completed bonus years for which bonus determinations have already been communicated) payable in equal monthly installments for a period of eighteen (18) months following the Termination Date, (iv) the following treatment with respect to the Equity Awards: (A) immediate vesting of any unvested restricted shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement, (B) immediate vesting of the performance shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement, which shall be settled/paid out as though you remained employed by the Trust on the date that the Trust’s performance for the applicable performance period is certified pursuant to the terms of the award agreement evidencing such performance shares and (C) with respect to all other Equity Awards, treatment in accordance with the terms of such Equity Awards and (v) reimbursement for you and your eligible dependents on a monthly basis for any COBRA payments for health benefits for a period of up to eighteen months. You agree that the Trust, at its expense, may seek to obtain one or more insurance policies to cover, in full or in part, the benefits payable to you pursuant to this paragraph 6(c), and you agree to reasonably cooperate in connection with any request by the Trust for your assistance in obtaining or maintaining any such insurance policies, including, without limitation, completion of one or more physical medical exams.

(d)If your employment is terminated by the Trust prior to expiration of the Term and within 24 months after a Change in Control without Cause or you terminate your employment for Good Reason prior to the expiration of the Term and within 24 months after a Change in Control, you will receive the Accrued Benefits. In addition, subject to the execution and non-revocation of the Release, you will be entitled to (i) any earned but not yet paid STIP awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such awards; provided, that payment for any STIP award for a calendar year completed prior to the date of your termination will be paid irrespective of whether you are employed by the Trust on the payment date, (ii) a pro-rata portion of your STIP award for the year of termination based on actual performance, payable pursuant to and in accordance with the terms and conditions applicable to such STIP award, (iii) an amount equal to the product of 2.0 multiplied by the sum of (A) your annual Base Salary, plus (B) your annual STIP award at the STIP Target, each for the calendar year in which the termination occurs payable in equal monthly installments for a twenty-four (24) month period following your Termination Date, (iii) the following treatment with respect to the Equity Awards: (A) immediate vesting of a number of the unvested restricted shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement equal to the lesser of (I) 97,886 shares or (II) all of such restricted shares that remain unvested, (B) to the extent such termination occurs prior to December 31, 2020 (which is the end of the applicable performance period), immediate vesting and settlement/pay out, at target, of

293,657 of the performance shares granted to you as an inducement award pursuant to paragraph 3(d) of the Prior Agreement, (C) immediate vesting of the Extension Award in full and (D) with respect to all other Equity Awards, treatment in accordance with the terms of such Equity Awards and (iv) reimbursement on a monthly basis for COBRA payments for health benefits for a period of eighteen months for you and your eligible dependents; provided, however, that if you obtain new full-time employment (other than self-employment) during the 18-month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to reimburse any COBRA premiums will cease at the end of the month in which you become eligible for coverage under the new employer’s group health plan. For avoidance of doubt, you will not be entitled to any gross-up payments under this Agreement with respect to any severance payments or other payments or benefits in the event that any excise tax under Section 280G or any other provision of the Internal Revenue Code of 1986, as amended (the “Code”), is imposed on you.

(e)Any payment or benefit provided under this paragraph 6 that is subject to the execution and non-revocation of the Release will not be paid or commence until the expiration of the sixty (60) day period commencing on the Termination Date, provided, that such Release becomes valid, effective and non-revocable prior to the expiration of this sixty (60) day period. All payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid or reimbursed in the first regular payroll period of the Trust following the expiration of such sixty (60) day period, in the a lump sum, and any remaining benefits and payments will be paid or provided in accordance with the normal payment dates specified for them herein. For the avoidance of doubt, any payment or benefit subject to the execution of the Release, will be forfeited and you will not be entitled to receive any such payment or benefit under this paragraph 6 in the event such Release does not become effective, valid and non-revocable prior to the expiration of this sixty (60) day period. In addition, subject to your execution of the Release and the expiration of the related revocation period, any termination or forfeiture of unvested equity and equity-based awards eligible for acceleration of vesting pursuant to this paragraph 6 that otherwise would have occurred on or within 60 days after your Termination Date will be delayed until the 60th day after such date (but, in the case of any option, not later than the expiration of the term of the option) and will occur only to the extent such equity or equity-based awards do not vest pursuant to this paragraph 6.

(f)You will have no obligation to mitigate the payment of any amounts payable pursuant to this paragraph 6 or otherwise under this Agreement by seeking or obtaining other employment following the termination of your employment with the Trust, and no amounts received by you from any such future employment with any person or entity shall be offset against any amounts owed to you under this Agreement.

7.Confidentiality/Non-solicitation/Non-competition/Nondisparagement
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(a)During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates; provided, however, that “confidential information” will not include information which: (i) is already generally available to, or becomes generally available to, the public other than as a result of your unauthorized disclosure; (ii) is disclosed to third parties without restriction with the prior permission of the Trust; (iii) is disclosed to you by a third party who is not an affiliate or employee, or a customer or other business relation of, the Trust, and who is under no duty of non-disclosure with respect to such information; or (iv) is known within the industry outside of the Trust other than due to a breach of this confidentiality restriction by you. Notwithstanding the above, nothing herein will restrict your ability (i) to disclose any information required to be disclosed by law or by any governmental agency or to respond truthfully to any governmental agency inquiry or to any legal process, provided that if such process is initiated by a party other than a governmental agency or commission, you shall provide prompt notice to the Trust of such legal process such that the Trust shall have a reasonable opportunity to contest a disclosure pursuant to such legal process, and/or (ii) to discuss matters relating to you and your job duties and responsibilities and/or your compensation and employment arrangements on a confidential basis with your legal counsel, accountant and other advisors, and/or (iii) to discuss Trust matters with the Trust’s inside and outside legal counsel, outside accountants, bankers, investment bankers and other advisors. Further notwithstanding the above, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Upon termination of your employment with the Trust for any reason, you will promptly return to the Trust all confidential materials property of the Trust or its affiliates over which you exercise any control, but you will continue to have the right to retain your personal files including, without limitation, any such files that pre-date the commencement of your employment with the Trust and any data or documents that relate to this Agreement or otherwise relate to your employment and compensation arrangements as an executive officer of the Trust. Nothing in the Agreement shall be interpreted or applied to prohibit you from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Trust.

(b)You will not at any time during your employment with the Trust, and for a period of two years after the termination of such employment for any reason, except in the good faith performance of your duties to the Trust, directly or indirectly, induce or solicit any employee of the Trust or any of its subsidiaries to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust or any of its subsidiaries; provided, that following the termination of your employment you may solicit the employment of up to two administrative, non-officer, employees of the Trust.

(c)You will not at any time during your employment with the Trust, and for a period of one year following the termination of such employment for any reason during the Term, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than being a passive investor in or being a customer of) any of the companies listed on Annex A to this Agreement (or any of their successors or subsidiaries), which companies you acknowledge are competitors of the Trust as of the Effective Date, or any other company that, on the Termination Date, is engaged in or actively planning to engage in owning, operating, acquiring, disposing of and/or leasing open-air shopping centers in one or more of the principal geographic markets in which the Trust (or its subsidiaries) owns or operates open-air shopping centers as either a substantial portion of such company’s business or on a scale that would make such company a substantial competitor of the Trust (the “Competing Business”) and that is set forth on a list provided to you by the Trust within 30 days of the Termination Date (each, a “Competitor”). To the extent you do not agree that any Competitor constitutes a Competing Business, you must provide notice to the Company within 15 days of your receipt of the list of Competitors identifying each Competitor that you do not agree constitutes a Competing Business, provided that you further agree that any Competitor not referenced in such notice shall be deemed to be a Competing Business and the restrictions of this paragraph 7(c) shall apply to such Competitor. If not agreed upon by you and the Trust, the determination of whether a Competitor constitutes a Competing Business to which the restrictions of this paragraph 7(c) apply will be made in the same manner as any other dispute arising under this Agreement, if and to the extent formal proceedings are initiated by either party regarding such matter, without a presumption that it is or is not a Competing Business. Notwithstanding the foregoing, nothing in this paragraph 7(c) shall restrict your ability to render services for, accept a position with, become employed by, or otherwise enter into any relationship with any Competitor that is primarily engaged in a business other than the Competing Business so long as (x) open-air shopping centers comprise less than 10% of the total portfolio value of such Competitor on the Termination Date and (y) the services you provide to such Competitor relate to such Competitor’s business as a whole or total portfolio (e.g., as chief executive officer or portfolio manager) and not exclusively or disproportionately to such Competitor’s open-air shopping center business.

(d)During and following your employment with the Trust, you will not defame, disparage or otherwise speak or write in a derogatory manner about the Trust or any of its subsidiaries or any of their properties, trustees, officers, employees or representatives, and the Trust will not defame, disparage or otherwise speak or write in a derogatory manner about you.

(e)During and after your employment, you shall cooperate with the Trust in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Trust or any of its subsidiaries which relate to events or occurrences that transpired while you were employed by the Trust. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Trust as reasonably requested by the Trust and at mutually convenient times. During and after your employment, you also shall cooperate with the Trust in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Trust. The Trust shall provide you with compensation on an hourly basis calculated at your final Base Salary rate for requested litigation and regulatory cooperation that occurs after your termination of employment, and reimburse you for all costs and expenses incurred in connection with his performance under this paragraph, including, without limitation, reasonable attorneys’ fees and costs; provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

(f)Paragraphs 7(a), 7(b), 7(c) and 7(d) above are intended to protect confidential information, relationships and competitive prospects of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation could cause irreparable injury to the Trust, the amount of which would be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach any of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

8.Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

9.Section 409A

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Trust determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such the date on which such payment was originally due until its payment.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Trust or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Trust makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.Miscellaneous
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(a)This Agreement is the complete agreement between the parties hereto relating to the subject matter hereof and may be modified only by written instrument executed by the Trust and you. This Agreement supersedes the Prior Agreement in its entirety, which shall be of no further force and effect from and after the Effective Date. Additionally, you and the Trust acknowledge and agree that (i) the Trust’s Change in Control Policy dated May 14, 2013 does not apply to you notwithstanding anything therein to the contrary and (ii) except as specifically provided herein, this Agreement does not supersede the terms of any of the Equity Awards or any equity award agreement between you and the Trust or the terms of any of the Trust’s equity incentive plans applicable thereto.

(b)This Agreement will be governed by and construed in accordance with the laws of the State of New York.

(c)The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d)This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent, other than the assignment of economic rights under this Agreement to your estate, heirs, legal representative(s) or beneficiaries in the case of your death or disability.

(e)We will give notices under this Agreement to you in writing by personal delivery, nationally recognized overnight mail service or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Chair of the Board. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f)The Trust’s obligations are contingent upon your representation and warranty that you are not bound by any agreements, restrictive covenants, court orders, laws or regulations, and that you have no obligation or commitments of any kind, that would prevent, restrict, hinder or interfere with your employment during the Term.

(g)The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h)You will be entitled to full indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims or liabilities asserted against you based on your actions or failures to act in your capacity as an executive officer of and/or the Chief Executive Officer and President of and/or, if and when applicable, a Trustee of the Trust. The Trust will provide you with trustees’ and officers’ insurance which provides you with insurance coverage that is substantially equivalent to the coverage that is provided by the Trust to its other similarly-situated senior executives. Such D&O type indemnification and insurance coverages will apply throughout the Term and your period of employment at the Trust, and to any liabilities or claims asserted for at least six (6) years after the termination of your employment.

(i)Bonus, incentive and equity compensation paid or provided to you, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of the Trust’s Recoupment Policy adopted by the Compensation Committee of the Board on February 12, 2020 and any updated or new policy of recoupment of compensation as shall be adopted from time to time in the future by the Trust as it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any such Act.

(j)In the event that a “Change in Control” (as defined in Section 280G of the Code) occurs with respect to the Trust, if the cash severance, accelerated equity award vesting or payouts and other benefits provided for in this Agreement or otherwise payable to you by the Trust (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) but for this paragraph 10(j), would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity award vesting or payouts and/or other benefits will be either:

(a)delivered or provided to you in full with no reduction, or

(b)delivered or provided to you as to such lesser maximum extent which would result in no portion of such severance benefits, accelerated equity vesting or payouts or other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, State and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award vesting or payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code.

(i)If a reduction in the severance and other benefits and/or accelerated equity award vesting or payouts constituting “parachute payments” is necessary so that no portion of such severance or other benefits and such vesting or payouts is subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order and, in each case, in reverse chronological order beginning with the “parachute payments” that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing “parachute payments” all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For the avoidance of doubt, the provisions of this paragraph 10(j) will override any greater limitation on the amounts payable to you set forth in any plan of the Trust or in any otherwise applicable award agreement.

(iii)The determination of whether and to what extent any payment to you (including accelerated vesting of equity awards) constitutes a “parachute payment” and, if so, the amount of any payment reductions under this paragraph 10(j) and the amount to be paid to you and the time of payment pursuant to this paragraph 10(j) will be made by an independent accounting firm (the “Accounting Firm”) selected by the Trust or its outside legal counsel prior to the Change in Control. The Accounting Firm will be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (i) the Trust or any affiliate thereof or (ii) you.

(iv)The Trust will cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Trust and you. All fees and expenses of the Accounting Firm in connection with any of the determinations called for in this paragraph 10(j) will be borne solely by the Trust.

(v)For purposes of making the calculations required by this paragraph 10(j), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and relevant factual information and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section.

(vi)The Accounting Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Trust and you within 15 calendar days after the date on which your right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Trust or you) or such other time as requested by the Trust or you.

(vii)In the event that the Accounting Firm will determine that receipt of any payments (including accelerated vesting of equity awards) or distributions by the Trust in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm will determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments will be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, then you will receive all Agreement Payments to which you are entitled under this Agreement.

(viii)If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Trust will promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this paragraph 10(j) will be binding upon the Trust and you and will be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination or other event triggering any Payment. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) will be reduced.

(ix)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Trust to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Trust to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Trust or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you will pay any such Overpayment to the Trust promptly (and in no event later than 60 days following the date on which the Overpayment is determined) together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code; provided, however, that no amount will be payable by you to the Trust if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Trust to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(x)For purposes hereof, the following terms have the meanings set forth below:

(A)“Reduced Amount” will mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this paragraph 10(j).

(B)“Net After-Tax Receipt” will mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(xi)Subject to the above provisions of this paragraph 10(j), any good faith determinations of the Accounting Firm made hereunder will be final, binding, and conclusive upon the Trust and you.

(k)The Trust and you acknowledge that your duties as President and CEO will include the discretion and authority, with Board approval, to designate the location of the executive offices and/or the principal place of business of the Trust.

(l)Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation any statute) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in New York City, New York in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than you and the Trust may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. You understand that you may only bring such claims in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, you and the Trust are giving up any right that either you or the Trust may have to a jury trial on all claims that you or the Trust may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This paragraph 10(l) shall be specifically enforceable. Notwithstanding the foregoing, this paragraph 10(l) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under paragraphs 7(a), 7(b), 7(c) and 7(d); provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph 10(l).

(m)You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Trust shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay his or its own costs and attorneys’ fees, if any. If, however, either party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator shall apply applicable legal principles concerning the award of attorneys’ fees and award attorneys’ fees to the prevailing party as applicable.

(n)You agree that all obligations of the Trust to make payments or provide benefits to you may be satisfied by the Trust causing the Employer (or any other subsidiary of the Trust) to make such payments or provide such benefits in the same manner and at the same time as the Trust is obligated to do so pursuant to this Agreement

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(o)This Agreement may be executed in separate counterparts, each of which shall be treated as an original and all of which taken together shall constitute one and the same agreement.

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If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RPT REALTY

By: /s/ Heather Ohlberg
Heather Ohlberg
Executive Vice President and General Counsel

The terms of this Agreement are accepted and agreed to on the date set forth below:

/s/ Brian Harper
Brian Harper

Date: June 11, 2020

Annex A

Federal Realty Investment Trust

Regency Centers Corporation

Weingarten Realty Investments

Retail Properties of America, Inc.

Acadia Realty Trust

Kite Realty Group Trust

Saul Centers, Inc.

Cedar Realty Trust, Inc.

Urstadt Biddle Properties, Inc.

Kimco Realty Group Trust

Brixmor Property Group

SITE Centers Corp.

Edens & Avant Inc.

Rouse Properties

Brookfield Property REIT Inc. (fka General Growth Properties, Inc.)

Brookfield Properties (Retail Platforms Only)

D.R.A. Properties

Washington Prime

Retail Opportunities Investments Corp.

Urban Edge

Blackstone (Retail Platforms Only)

Agree Realty Corporation

Seritage Growth Properties